Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822.2330	December 20, 2007 Tim Ryan, The Trout Group 646.378.2924

NEOPROBE ANNOUNCES EXTENSION OF MARKETING AGREEMENT WITH ETHICON ENDO-SURGERY, INC.
DUBLIN, OHIO — December 20, 2007 — Neoprobe Corporation (OTCBB:NEOP — News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, announced the extension of its marketing and distribution agreement with Cincinnati-based Ethicon Endo-Surgery, Inc.
The amendment extends the rights for Ethicon Endo-Surgery to promote and sell the neo2000® gamma detection systems for assisting in cancer diagnosis through the end of 2013.
“Our arrangement with Ethicon Endo-Surgery has been integral in positioning Neoprobe as the market leader in the handheld gamma detection market,” said David Bupp, Neoprobe’s President and CEO. “We are excited about continuing to bring innovation to the lymphatic mapping market through partnering with the leading provider of surgical devices.”
Neoprobe’s gamma detection systems are currently used in lymphatic mapping for determining various stages of cancer. The system utilizes a radioactive tracing agent, which is injected directly into the tumor site. The agent then follows the same flow along the lymphatic system that a tumor would follow if it metastasized or spread. The operative surgeon can then track this flow with a special probe identifying key lymph nodes along the path to be tested for the presence of cancer.
About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com